                                                                    Exhibit 99.1

                                Explanatory Note

(1)   Represents the exchange of limited liability company units ("LLC Units")
of AIDH Topco, LLC ("Definitive OpCo"), a subsidiary of the Issuer, together with the cancellation of an equal number of the Issuer's Class B Common Stock for shares of the Issuer's Class A Common Stock on a one-for-one basis. The LLC
Units exchanged and an equal number of shares of Class B Common Stock cancelled by each Spectrum Fund (as defined below) are as follows: (i) 1,097,712 by SE VII

DHC AIV, L.P. ("SE VII DHC AIV"), (ii) 1,444 by Spectrum VII Investment
Managers' Fund, L.P. ("Spectrum VII Investment Managers' Fund") and (iii) 844 by

Spectrum VII Co-Investment Fund, L.P. ("Spectrum VII Co-Investment Fund").

(2)   The Second Amended and Restated Limited Liability Company Agreement of
Definitive OpCo permits holders of LLC Units to exchange their LLC Units for shares of Class A Common Stock on a one-for-one basis, subject to certain exceptions, conditions and adjustments. At the time of any such exchange, an equal number of shares of Class B Common Stock of the Issuer held by the
Reporting Persons, which have no economic value and entitle holders thereof to one vote per share on all matters on which stockholders of the Issuer are entitled to vote generally, are cancelled. The LLC Units have no expiration date.

(3)   SEA VII Management, LLC ("Spectrum") manages the Spectrum Funds (as defined below) that collectively own, following the reported transactions,
2,508,971 shares of Class A Common Stock of the Issuer and 21,975,844 shares of
Class B common stock of the Issuer, which are represented as follows: (i)
2,309,392 shares of Class A Common Stock held directly by SE VII DHC
AIV Feeder, L.P. ("Spectrum Feeder" and together with SE VII DHC AIV, Spectrum
VII Investment Managers' Fund and Spectrum VII Co-Investment Fund, the "Spectrum
Funds"), (ii) 199,579 shares of Class A Common Stock held directly by SE VII DHC
AIV and 21,924,917 shares of Class B Common Stock held directly by SE VII DHC
AIV; (iii) 32,148 shares of Class B Common Stock held directly by Spectrum VII
Investment Managers' Fund; and (iv) 18,779 shares of Class B Common Stock held directly by Spectrum VII Co-Investment Fund. Spectrum is the general partner of
Spectrum Equity Associates VII, L.P., which in turn is the general partner of each of the Spectrum Funds. Each Reporting Person disclaims Section 16 beneficial ownership of the shares reported herein except to the extent of its pecuniary interest therein, if any, and the inclusion of these shares in this report shall not be deemed an admission of beneficial ownership of any of the reported shares for purposes of Section 16 or any other purpose.

(4)   Represents the sale of 1,097,712 shares of Class A Common Stock by SE VII
DHC AIV, 1,444 shares by Spectrum VII Investment Managers' Fund, and 844 shares by Spectrum VII Co-Investment Fund.

(5)   Represents the exchange of LLC Units of Definitive OpCo, a subsidiary of the Issuer, together with the cancellation of an equal number of the Issuer's
Class B Common Stock for shares of the Issuer's Class A Common Stock on a one-for-one basis. The LLC Units exchanged and an equal number of shares of
Class B Common Stock cancelled by each Spectrum Fund are as follows: (i)
1,013,887 by SE VII DHC AIV, (ii) 1,334 by Spectrum VII Investment Managers'
Fund and (iii) 779 by Spectrum VII Co-Investment Fund.

(6)   Represents the sale of 199,579 shares of Class A Common Stock by SE VII
DHC AIV Feeder, 814,308 shares by SE VII DHC AIV, 1,334 shares by Spectrum VII
Investment Managers' Fund, and 779 shares by Spectrum VII Co-Investment Fund.